UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Lee W. Chung as Interim Vice President, Administration

On April 18, 2008, ClearPoint Business Resources, Inc. (“ClearPoint”) appointed Lee W. Chung as the Interim Vice President, Administration. In connection with this appointment, Mr. Chung oversees all finance and administrative functions of ClearPoint.

Mr. Chung, 42, has been a partner of TerraNova Partners, L.P. (“TerraNova Partners”), a private investment firm, and a Vice President of TerraNova Management Corp. (“TerraNova Management”), the manager of TerraNova Partners, since September 2004. TerraNova Partners is a beneficial holder of more than 10% of ClearPoint’s common stock. Mr. Kololian, ClearPoint’s lead director and a beneficial owner of more than 50% of ClearPoint’s common stock pursuant to the voting agreement, controls TerraNova Partners and TerraNova Management.

On February 12, 2007, ClearPoint Resources, Inc. (“CPR”) merged with a wholly-owned subsidiary of Terra Nova Acquisition Corporation (“Terra Nova”), whereby as a result of such merger (the “Merger”), CPR became a wholly-owned subsidiary of Terra Nova (upon the closing of the Merger, Terra Nova changed its name to ClearPoint Business Resources, Inc.). After the Merger, Mr. Chung served as Vice President of ClearPoint. Prior to the Merger, Mr. Chung was a director and Chief Financial Officer of Terra Nova from its inception in July 2004. Mr. Chung was the Chief Financial Officer and Vice President of Finance of Precinda Corporation, a private industrial holding company based in Toronto, Canada, from May 2002 until July 2004. From January 1997 to May 2002, Mr. Chung served as a corporate controller of Husky Injection Molding Systems Ltd., a supplier of injection molding equipment and services to the plastics industry. From November 1991 to January 1997, he served as a finance manager of Nortel Networks Corporation, a New York and Toronto Stock Exchange listed telecommunications company. Mr. Chung holds a Bachelor of Commerce and Finance degree from the University of Toronto and is a Chartered Accountant.

Transactions with Related Persons

TerraNova Management, an affiliate of Mr. Kololian, a ClearPoint lead director, and Mr. Chung, was retained to provide certain advisory services to ClearPoint, effective upon the closing of the Merger, pursuant to the Advisory Services Agreement between TerraNova Management and ClearPoint, dated February 12, 2007 (the “Advisory Agreement”). Mr. Kololian controls 100% of the voting interest and 55% of the non-voting equity interest of TerraNova Management. Mr. Chung owns 20% of the non-voting equity interest of TerraNova Management. Pursuant to the Advisory Agreement, TerraNova Management provided services to ClearPoint including: advice and assistance to ClearPoint in its analysis and consideration of various financial and strategic alternatives, as well as assisting with transition services. During the fiscal year ended December 31, 2007, TerraNova Management received a fixed advisory fee of $175,000 (prorated for a partial year) for such services. Pursuant to the terms of the Advisory Agreement, it was terminated effective February 11, 2008, however TerraNova Management continues to provide substantially similar services under substantially similar terms to ClearPoint on a monthly basis. As of the date of this Current Report on Form 8-K, ClearPoint has incurred approximately $50,000 in fees owing to TerraNova Management for such services in fiscal year ending 2008.

Prior to the Merger, Terra Nova incurred a fee from TerraNova Management of $7,500 per month for providing Terra Nova with office space and certain general and administrative services, which, in 2006 amounted to $90,000, and in 2007 amounted to $11,250. In addition, in November 2004 and March 2005, TerraNova Partners advanced $70,000 and $20,000, respectively, to Terra Nova for payment on Terra Nova’s behalf of offering expenses. These loans were repaid in 2006 following Terra Nova’s initial public offering from the net proceeds of the offering. Prior to the Merger, TerraNova

Partners advanced an aggregate of $150,000 in unsecured and non-interest bearing loans to Terra Nova, which loans were repaid in February 2007 upon the consummation of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2008

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	Chief Executive Officer

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